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EXHIBIT 10.18


                                 PROMISSORY NOTE


December 31, 1999

     FOR VALUE RECEIVED, the undersigned promises to pay to Emergency One Holding Company and it's subsidiaries within a twelve month period ending 12/31/2000 the principal sum of 173,890.43 ($) in legal tender of the United States, In the following terms:

     Beginning 12/10/00 interest and principal shall commence at the rate of 10(%) per annum.

     The undersigned may prepay all of any part of the interest or principal at any time, and from time to time, without penalty and with interest adjusted through date of payment.

     Should the payment of principal or interest not be paid when due, the entire unpaid sum evidenced by this note, with all accrued interest, shall, at the option of the holder, and without notice to the undersigned, become due and may be collected forthwith, time being of the essence of this contract. It is further agreed that failure of the holder to exercise this right of accelerating the maturity of the debt, of indulgence granted from time to time, shall in no event be considered as a waiver of such right of acceleration or estop the holder from exercising such rights.

     Should this Note, or any part of the indebtedness evidenced hereby, be collected by law or through an Attorney-At-Law, the holder shall be entitled to collect Attorney's fees in an amount equal to fifteen percent (15%) of the principal and interest and all costs of collection.


                                       /s/ Tom McMurrain
                                       Recipient

                                       /s/
                                       Witness

                                       05-16-00
                                       Date